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As filed with the Securities and Exchange Commission on January 22, 2009

Registration No. 333-156815

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10/A

AMENDMENT NO. 2 TO
FORM F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KINROSS GOLD CORPORATION
(Exact name of Registrant as specified in its charter)

Province of Ontario, Canada (Province or Other Jurisdiction of Incorporation or Organization)	1041 (Primary Standard Industrial Classification) Code Number (if applicable))	650430083 (I.R.S. Employer Identification Number (if applicable))

52nd Floor, Scotia Plaza, 40 King Street West,
Toronto, Ontario, M5H 3Y2 (416) 365-5123
(Address and telephone number of Registrant's principal executive offices)

Scott W. Loveless, Parr Brown Gee & Loveless
185 South State Street, Suite 1300, Salt Lake City Utah 84111-1537 (801) 532-7840
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Robert G. DeLaMater, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498	Geoffrey P. Gold, Esq. Executive Vice-President and Chief Legal Officer Kinross Gold Corporation 52nd Floor, Scotia Plaza, 40 King Street West Toronto, Ontario M5H 3Y2	Jason R. Lehner, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after effectiveness of this Registration Statement.

Province of Ontario
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.	☒	At some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)
	2.	☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf short form prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per common share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Shares (2)	24,035,000	$17.25	$414,603,750	$16,293.93

(1)
Estimated solely for purposes of calculating the Registration Fee.
(2)
Rights are attached to and trade with the Registrant's Common Shares and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Shares. No additional registration fee is required.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

AMENDED AND RESTATED PRELIMINARY PROSPECTUS
DATED JANUARY 21, 2009

KINROSS GOLD CORPORATION

$360,525,000

20,900,000 COMMON SHARES

This offering ("Offering") of common shares ("Common Shares") of Kinross Gold Corporation ("Kinross" or the "Company" or "us") consists of 20,900,000 Common Shares at a price of $17.25 per Common Share.

The offering price of the Common Shares offered hereunder has been determined by negotiation between the Company, on the one hand, and UBS Securities Canada Inc., CIBC World Markets Inc., GMP Securities L.P., RBC Dominion Securities Inc., Scotia Capital Inc., Merrill Lynch Canada Inc., Morgan Stanley & Co. Incorporated, BMO Nesbitt Burns Inc., HSBC Securities (Canada) Inc., National Bank Financial Inc., Blackmont Capital Inc., Paradigm Capital Inc., Thomas Weisel Partners Canada Inc. and Wellington West Capital Markets Inc. (collectively, the "Underwriters"), on the other hand. The last reported sale price for a Common Share on January 20, 2009 was Cdn.$23.11 on the Toronto Stock Exchange (the "TSX") and $18.36 on the New York Stock Exchange ("NYSE"). Kinross' Common Shares are listed on the TSX under the symbol "K" and on the NYSE under the symbol "KGC".

All dollar amounts in this prospectus are in United States dollars, unless otherwise indicated. See "Currency and Exchange Rate Information".

The Company's head and registered office is located at 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2.

You should carefully review and evaluate certain risk factors before purchasing the Common Shares. See "Risk Factors", beginning on page 17 of this short form prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the registrant is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the registrant and said persons may be located outside the United States.

Price $17.25 per Common Share

	Price to the Public	Underwriters' Fee	Net Proceeds to the Company(1)
Per Common Share	$17.25	$0.69	$16.56
Total(2)	$360,525,000	$14,421,000	$346,104,000

Notes:

(1)
Before deducting the expenses related to this Offering, estimated at $1,300,000, which will be paid from the net proceeds of the sale of Common Shares offered hereunder.

(2)
The Company has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable in whole or in part for a period of 30 days from the date of the closing of this Offering (the "Closing"), to purchase up to an additional 3,135,000 Common Shares on the same terms as set forth above solely to cover over-allotments, if any. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriters' Fee and Net Proceeds to the Company will be $414,603,750, $16,584,150 and $398,019,600 (before estimated expenses of $1,300,000), respectively. See "Plan of Distribution". This short form prospectus qualifies the grant of the Over-Allotment Option and the issuance of Common Shares on the exercise of the Over-Allotment Option. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires those Common Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The Underwriters may offer the Common Shares at a lower price than that stated above. In connection with this distribution, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. See "Plan of Distribution".

The following table sets out the number of Common Shares that may be issued by the Company to the Underwriters pursuant to the Over-Allotment Option:

Underwriters' Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	3,135,000	At any time but not later than 30 days following the Closing	$17.25 per Common Share

The Underwriters, as principals, conditionally offer the Common Shares to be distributed under this short form prospectus, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under "Plan of Distribution" and subject to approval of certain legal matters on behalf of the Company by Osler, Hoskin & Harcourt LLP and on behalf of the Underwriters by Blake, Cassels & Graydon LLP. See "Plan of Distribution".

Subscriptions will be received subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that definitive certificates representing the Common Shares offered hereby will be available for delivery at the Closing, which is expected to occur on or about February 5, 2009 or such other date as the Company and the Underwriters may agree, but in any event, not later than March 10, 2009.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sole Book-Running Manager

UBS Investment Bank

CIBC World Markets Corp.	Griffiths McBurney Corp.
RBC Capital Markets Corporation	Scotia Capital (USA) Inc.
Bank of America Merrill Lynch	Morgan Stanley

BMO Capital Markets Corp.	HSBC Securities (USA) Inc.	National Bank Financial Inc.

Blackmont Capital Corp.	Paradigm Capital U.S. Inc.	Thomas Weisel Partners LLC	Wellington West Capital Markets

        In this short form prospectus, references to "Kinross", the "Company", "we", "us" and "our" refer to Kinross Gold Corporation and/or, as applicable, one or more of its subsidiaries. The Company's financial statements that are incorporated by reference into this short form prospectus have been prepared in accordance with generally accepted accounting principles in Canada and have been reconciled to generally accepted accounting principles in the United States.

 NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements, other than statements of historical fact, contained or incorporated by reference in this short form prospectus, including any information as to the future financial or operating performance of Kinross, constitute "forward-looking statements" within the meaning of certain securities laws, including the provisions of the Securities Act (Ontario) and the provisions for "safe harbour" under the United States Private Securities Litigation Reform Act of 1995, and are based on expectations, estimates and projections as of the date of this short form prospectus. Forward-looking statements include, without limitation, possible events, statements with respect to possible events, the future price of gold and silver, the estimation of mineral reserves and resources, the realization of mineral reserve and resource estimates, the timing and amount of estimated future production, costs of production, expected capital expenditures, costs and timing of the development of new deposits, success of exploration, development and mining activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. The words "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "should", "might", or "will" be taken, occur or be achieved and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Kinross as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The estimates and assumptions of Kinross contained or incorporated by reference in this short form prospectus, which may prove to be incorrect, include, but are not limited to, the various assumptions set forth herein or as otherwise incorporated herein by reference as well as: (1) there being no significant disruptions affecting operations, whether due to labour disruptions, supply disruptions, power disruptions, damage to equipment or otherwise; (2) permitting, development, expansion and acquisitions at Paracatu (including, without limitation, land acquisitions for and permitting and construction of the new tailings facility) being consistent with our current expectations; (3) permitting and development at the Kettle River — Buckhorn project being consistent with Kinross' current expectations; (4) development of the Phase 7 pit expansion and the heap leach project at Fort Knox continuing on a basis consistent with Kinross' current expectations; (5) permitting and development at the Kupol gold and silver project being consistent with Kinross' current expectations; (6) the Company's publicly disclosed mineral reserves at Kupol being grandfathered under the Federal Strategic Investments Law and Amendments to Russian Subsoil Law in the Russian Federation, consistent with the Company's expectations; (7) the viability, permitting and development of the Fruta del Norte deposit being consistent with Kinross' current expectations; (8) political developments in any jurisdiction in which the Company operates being consistent with its current expectations including, without limitation, that the repeal of Ecuador's current mining mandate and the enactment of its new mining law occurs within a timeframe and is in substance consistent with Kinross' current expectations; (9) the new feasibility study to be prepared by the joint venture for Cerro Casale, incorporating updated geological, mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors, and permitting, being consistent with the Company's current expectations; (10) the viability, permitting and development of the Lobo-Marte project, including, without limitation, the metallurgy and processing of its ore, being consistent with our current expectations; (11) the exchange rate between the Canadian dollar, Brazilian real, Chilean peso, Russian ruble and the U.S. dollar being approximately consistent with current levels; (12) certain price assumptions for gold and silver; (13) prices for natural gas, fuel oil, electricity and other key supplies remaining consistent with current levels; (14) production and cost of sales forecasts meeting expectations; (15) the accuracy of our current mineral reserve and mineral resource estimates; and (16) labour and materials costs increasing on a basis consistent with Kinross' current expectations. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to:

fluctuations in the currency markets; fluctuations in the spot and forward price of gold or certain other commodities (such as diesel fuel and electricity); changes in interest rates or gold or silver lease rates that could impact the mark-to-market value of outstanding derivative instruments and ongoing payments/receipts under any interest rate swaps and variable rate debt obligations; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark-to-market risk); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, the United States, Chile, Brazil, Russia, Ecuador, or other countries in which we do business or may carry on business in the future; business opportunities that may be presented to, or pursued by, us; our ability to successfully integrate acquisitions; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of obtaining necessary licenses and permits; diminishing quantities or grades of reserves; adverse changes in our credit rating; and contests over title to properties, particularly title to undeveloped properties. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or the inability to obtain insurance, to cover these risks). Many of these uncertainties and contingencies can affect Kinross' actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Kinross. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are provided for the purpose of providing information about management's expectations and plans relating to the future. All of the forward-looking statements made in this short form prospectus are qualified by these cautionary statements and those made in the "Risk Factors" section of this short form prospectus, those made in the "Risk Analysis" section of the Management's Discussion and Analysis (defined below), and those made in the "Risk Factors" section of the Annual Information Form (defined below) and our other filings with the securities regulators of Canada and the United States. These factors are not intended to represent a complete list of the factors that could affect Kinross. Kinross disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

NOTICE REGARDING PRESENTATION OF
OUR MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

        In accordance with applicable Canadian securities regulatory requirements, all mineral reserve and mineral resource estimates of Kinross incorporated by reference in this short form prospectus have been prepared in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"), classified in accordance with Canadian Institute of Mining Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserves Definitions and Guidelines" (the "CIM Guidelines"). The definitions of mineral reserves and mineral resources are set out in our disclosure of our mineral reserve and mineral resource estimates that are incorporated by reference in this short form prospectus.

        Kinross uses the terms "mineral resources", "measured mineral resources", "indicated mineral resources" and "inferred mineral resources". While those terms are recognized by Canadian securities regulatory authorities, they are not recognized by the U.S. Securities and Exchange Commission ("SEC"). Pursuant to the CIM Guidelines, mineral resources have a higher degree of uncertainty than mineral reserves as to their existence as well as their economic and legal feasibility. Inferred mineral resources, when compared with measured or indicated mineral resources, have the least certainty as to their existence, and it cannot be assumed that all or any part of inferred mineral resources will be upgraded to an indicated or measured mineral resource as a result of continued exploration. Pursuant to NI 43-101, inferred mineral resources may not form the basis of any economic analysis, including any feasibility study. Accordingly, investors are cautioned not to assume that all or any part of a mineral resource exists, will ever be converted into a mineral reserve, or is or will ever be economically or legally mineable or recovered.

 ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        We are a corporation existing under the laws of the Province of Ontario, Canada. A majority of our assets are located outside of the United States and most of our directors and officers are residents of Canada. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under United States federal securities laws. We have been advised by Osler, Hoskin & Harcourt LLP, our Canadian counsel, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

CURRENCY AND EXCHANGE RATE INFORMATION

        Unless otherwise indicated, all references to "$", "U.S.$" or "dollars" in this short form prospectus refer to United States dollars. References to "Cdn.$" in this short form prospectus refer to Canadian dollars. The following table sets forth, for each of the years indicated, the year-end exchange rate, the average noon exchange rate and the high and low noon exchange rates of one Canadian dollar in exchange for U.S. dollars as reported by the Bank of Canada.

	Year ended December 31,
	2008	2007	2006
High	$1.0289	$1.0905	$0.9099
Low	$0.7711	$0.8437	$0.8528
Average	$0.9441	$0.9348	$0.8820
Year-End	$0.8166	$1.0120	$0.8581

        The noon exchange rate on January 20, 2009 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn.$1.00 equals $0.7933.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents of Kinross, filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada and the SEC, are specifically incorporated by reference in this short form prospectus:

  (a)
  annual information form of Kinross dated March 27, 2008 (the "Annual Information Form") for the year ended December 31, 2007;

  (b)
  annual audited consolidated financial statements of Kinross for the year ended December 31, 2007, including consolidated balance sheets as at December 31, 2007 and December 31, 2006 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007 and related notes, together with the auditors' report thereon, contained therein;

  (c)
  management's discussion and analysis for the annual audited consolidated financial statements of Kinross for the financial year ended December 31, 2007 (the "Management's Discussion and Analysis");

  (d)
  management information circular of Kinross dated March 26, 2008, in connection with the annual and special meeting of shareholders held on May 7, 2008;

  (e)
  interim unaudited consolidated financial statements of Kinross for the three and nine months ended September 30, 2008, including consolidated balance sheets as at September 30, 2008 and December 31, 2007 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for the three and nine months ended September 30, 2008 and September 30, 2007 and related notes;

  (f)
  amended and restated management's discussion and analysis for the interim unaudited consolidated financial statements of Kinross for the three and nine months ended September 30, 2008 (the "Interim Management Discussion & Analysis");

  (g)
  material change report of Kinross dated January 28, 2008 announcing the private sale of $420 million ($460 million with the over-allotment option) of senior unsecured convertible notes due March 15, 2028;

  (h)
  material change report of Kinross dated August 1, 2008 announcing a friendly offer by Kinross to acquire all of the issued and outstanding common shares of Aurelian Resources Inc. ("Aurelian");

  (i)
  material change report of Kinross dated September 11, 2008 announcing a successful bid to acquire all of the issued and outstanding common shares of Aurelian;

  (j)
  material change report of Kinross dated November 28, 2008 announcing agreements between Kinross and Teck Cominco Limited ("Teck") and certain subsidiaries of Anglo American plc ("Anglo"), whereby Kinross will acquire a 100% interest in Minera Santa Rosa SCM ("Minera");

  (k)
  "Reconciliation to Generally Accepted Accounting Principles in the United States" relating to the annual audited consolidated financial statements of Kinross for the year ended December 31, 2007, including consolidated balance sheets as at December 31, 2007 and December 31, 2006 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007 and related notes and the auditor's report thereon;

  (l)
  "Reconciliation to Generally Accepted Accounting Principles in the United States — Supplemental Disclosures Required by Form 20-F — Item 18" relating to the annual audited consolidated financial statements of Kinross for the year ended December 31, 2007, including consolidated balance sheets as at December 31, 2007 and December 31, 2006 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007 and related notes and the auditors' report thereon; and

  (m)
  "Reconciliation to Generally Accepted Accounting Principles in the United States" relating to the interim unaudited consolidated financial statements of Kinross for the three and nine months ended September 30, 2008 and 2007, including consolidated balance sheets as at September 30, 2008 and December 31, 2007 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for the three and nine months ended September 30, 2008 and 2007 and related notes.

        All documents of the type referred to above, and any material change reports (excluding confidential material change reports), filed by Kinross with any securities commission or similar regulatory authority in Canada subsequent to the date of this short form prospectus and prior to the termination of the distribution of the securities being offered hereunder shall be deemed to be incorporated by reference in this short form prospectus. In addition, any similar documents filed by Kinross with the SEC in the Company's periodic reports on Form 6-K or annual reports on Form 40-F, and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), in each case after the date of this short form prospectus, shall be deemed to be incorporated by reference into this short form prospectus and the registration statement of which this short form prospectus forms a part, if and to the extent expressly provided in such reports. The Company's periodic reports on Form 6-K and its annual reports on Form 40-F are available at the SEC's website at www.sec.gov.

        Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

        Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2 (Telephone (416) 365-5198). For the purpose of the Province of Québec, this short form prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of Kinross at the above-mentioned address and telephone number.

        In addition to the continuous disclosure obligations under the securities laws of the provinces of Canada, Kinross is subject to the information reporting requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC also maintains a website, at www.sec.gov, that contains reports and other information filed by the Company with the SEC.

        Kinross will file with the SEC under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), a registration statement on Form F-10 relating to the securities being offered hereunder and of which this short form prospectus forms a part. This short form prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this short form prospectus but contained in the registration statement will be available on the SEC's website at www.sec.gov.

THE COMPANY

Overview

        Kinross is the fourth largest senior gold producer listed on the NYSE based on its market capitalization as of January 20, 2009, which was approximately $12.2 billion. Based in Toronto, Ontario, Kinross was formed in 1993 from three predecessor mining companies, and currently owns interests in eleven mines and projects in Brazil, Chile, Ecuador, Russia and the United States, nine of which are operated by Kinross. The Company employs approximately 5,500 people.

        For the nine months ended September 30, 2008, Kinross had revenues of $1.13 billion and net earnings of $162 million, with mining production of approximately 1.4 million gold-equivalent ounces. For the year ended December 31, 2007, the Company had revenues of $1.1 billion and net earnings of $334 million, with gold mining production of 1.6 million gold-equivalent ounces. The Company's principal product is gold, produced in the form of doré that is sent to refineries for final processing. The Company also produces silver ore (primarily, from our La Coipa mine in Chile and our Kupol mine in Russia), which is converted into gold-equivalents for reporting purposes based on relative market prices.

        Kinross' registered and head office is located at 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2.

        The following table sets out our primary mining operations, along with our percentage ownership and allocated share of production and sales volume for the nine months ended September 30, 2008:

		Gold-Equivalent Ounces (Kinross Share) (Nine Months ended September 30, 2008)
Operation	% Ownership	Produced	Sold
	(as of September 30, 2008)
Fort Knox, Alaska	100	251,972	254,403
Round Mountain, Nevada	50	192,457	190,988
Kupol, Russia	75	257,982	170,724
	(less one share)
Paracatu, Brazil	100	138,215	142,115
La Coipa, Chile	100	170,148	185,472
Crixas, Brazil	50	65,506	64,906
Maricunga, Chile	100	171,952	171,404
Julietta, Russia(1)	90	39,533	41,180

Total		1,287,765	1,221,192

Note:

(1)
On August 16, 2008, Kinross disposed of this operation. Results for the nine-month period ended September 30, 2008 include the results of operations to August 16, 2008.

2008 Preliminary Production Results

        In 2008, Kinross expects to have produced approximately 1.8 to 1.9 million gold equivalent ounces, an increase of approximately 16% over 2007 production. Based on a preliminary review of fourth quarter costs, Kinross expects its full-year average cost of sales for 2008 to be in line with its previously disclosed cost of sales guidance range of $425 to $445 per gold-equivalent ounce.

2008 Preliminary Goodwill Impairment

        Kinross is in the process of conducting its annual goodwill impairment test for all reporting units carrying goodwill. While Kinross' 2008 audit is not yet complete and so estimates are necessarily preliminary, Kinross expects to record a goodwill impairment accounting charge in the range of $900 million to $1.2 billion at year-end, which is consistent with Kinross' expectations as set out in the Interim Management Discussion and Analysis. The bulk of this impairment relates to goodwill recorded as part of the acquisition of Bema Gold Corporation in 2007, for which the impairment test is being conducted for the first time.

Brazilian Subsidiary Tax Assessment

        In late December 2008, a Brazilian subsidiary of the Company received a tax assessment from the Brazilian tax authorities in respect of its 2003 tax year in the amount of approximately $30 million. This assessment is the result of the denial of a deduction for interest paid on certain debentures issued by such Brazilian subsidiary. On January 15, 2009, the Company filed its administrative appeal of the assessment. The Company believes that the basis for this assessment is equally relevant to the 2004 tax year of the same Brazilian subsidiary. On the basis of its preliminary review, the Company estimates that the total potential tax, interest and penalties with respect to the 2003 and 2004 tax years could be as much as approximately $70 million. The Company does not believe that the basis for this assessment would result in any potential liability in respect of any periods prior to the 2003 tax year or subsequent to the 2004 tax year. If upon completion of the Company's review it determines that a tax liability should be recorded in its financial statements for the quarter and year ended December 31, 2008, there would be a corresponding negative impact on the Company's earnings for those 2008 periods.

Project Update

Paracatu Expansion

        The ramp-up in production at the Paracatu expansion is advancing in accordance with the update provided in the Interim Management Discussion & Analysis, with mill throughput reaching approximately 60% of design capacity as of year-end 2008. The project is expected to reach full capacity within the second quarter of 2009.

        As part of the expansion project, the Company expects to commence construction of a new tailing impoundment facility at Paracatu in May 2009, subject to obtaining the requisite construction permit from government authorities. In addition, the Company is negotiating with local parties to acquire those land rights for the facility not presently owned by the Company, and expects to complete these negotiations before the end of the second quarter of 2009.

Fort Knox Project

        Construction of the heap leach project at Fort Knox has been concluded for the season and is scheduled to restart in the spring. Construction is complete on approximately 78% of the leach pad area required for initial ore placement and leaching. Start-up of leaching operations is scheduled to commence in the third quarter of 2009.

Lobo-Marte

        As previously announced, on December 16, 2008, Kinross acquired a 40% interest in Minera from certain subsidiaries of Anglo, and on January 8, 2009 Kinross acquired the remaining 60% interest in Minera from a subsidiary of Teck. Minera owns 100% of the Lobo-Marte gold project (the "Lobo-Marte Project"), which is located in the Maricunga district in northern Chile, a region that Kinross considers to be core to its operations. The Lobo-Marte Project is located approximately midway between Kinross' Maricunga and La Coipa mines. The location of the project provides Kinross with the opportunity to consolidate its presence in the Maricunga district and offers potential synergies using existing administration and operations to advance the project. The Lobo-Marte Project consists of 34 concessions covering approximately 30,000 ha. Kinross understands that exploration was conducted on the site between 1983 and 1997, although prior mining activities on the property were shut down in 1992 as a result of low gold prices. Kinross views the Lobo-Marte Project as an opportunity to use its experience to restart production and also realize on the property's exploration potential. Kinross plans to begin a development program in early 2009. This work will involve drilling, design, engineering and metallurgical testing, with the expectation of upgrading the historic resource base estimated prior to Kinross' acquisition of Minera to an NI 43-101 compliant reserve.

Fruta del Norte

        Kinross has substantially completed the integration of Aurelian, following its recent acquisition of the company, and is actively seeking to advance the Fruta del Norte project. Assuming successful passage of new legislation in support of responsible mining in Ecuador, the Company plans to invest approximately $45 million in 2009 to support re-commencement of the in-fill drilling program, advancement of project evaluation and environmental permitting, and implementation of an expanded community relations and corporate responsibility program. See "Description of Aurelian".

Cerro Casale

        At Cerro Casale, work is continuing on the update to the project's technical-economic feasibility. Progress is being made with the project team substantially in place and numerous trade-off studies well underway. A feasibility study is expected to be completed in the third quarter of 2009.

Other Projects

        The Company continues to evaluate opportunities to increase throughput and extend mine life at existing operations. As part of this process, the Company is presently evaluating expansion possibilities at Paracatu and Maricunga.

Description of Aurelian

        Unless stated otherwise, the information in this section is based upon the technical report entitled "A Mineral Resource Estimate for the Fruta del Norte Deposit, Cordillera del Condor Project, Zamora-Chinchipe Province, Ecuador" dated November 15, 2007, as amended October 21, 2008, prepared by B. Terrence Hennessey, P.Geo. and Richard M. Gowans, P.Eng. of Micon International Limited ("Micon"), and Eugene J. Puritch, P.Eng of P&E Mining Consultants Inc., each an independent qualified person, and Stephen F. Leary, MAusIMM, who is a former employee of Aurelian and a qualified person (the "Report"). The Report has been filed with the securities regulatory authorities in each of the provinces in Canada and the SEC. Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Report which is available for review on SEDAR located at www.sedar.com and on the SEC's website at www.sec.gov.

        Aurelian has been actively exploring its wholly-owned Cordillera del Condor project (the "Condor Project") since acquiring it from Aurelian Resources Corporation Ltd. (a private predecessor corporation) in 2003. The Condor Project consists of 39 issued exploration concessions totalling approximately 95,000 ha. The project is located in Zamora-Chinchipe province in southeastern Ecuador. It lies near the village of San Antonio about 195 road-km east-northeast of Loja, one of the largest cities of southern Ecuador. San Antonio is accessible by paved secondary road from Loja to Los Encuentros and then by rural gravel road. Aurelian has extended the road to its Peñas exploration camp. Significant supplies of water are available on site but only domestic electrical power is locally available. A labour workforce is readily available from the nearby communities.

        In 2005 exploration of the greater property led to a concentration of interest on the Fruta del Norte ("FDN") area just to the north of the Bonza-Las Peñas ("BLP") deposit, the site of an earlier bedrock gold discovery. In April, 2006, after receipt of assays from drilling, Aurelian announced that a gold-silver discovery had been made at FDN in March of that year. FDN is a new, blind discovery of a significant precious metals deposit.

        As a result of the magnitude of the discovery, and the continued drilling success, Aurelian retained Micon to estimate a mineral resource for the FDN deposit and to prepare a NI 43-101 compliant technical report to support its public disclosure. Micon has visited the project site three times, once in 2004 to review the BLP deposit and twice to FDN in September, 2006 and April, 2007.

        Throughout 2006, Aurelian explored the FDN discovery, primarily by diamond drilling, in order to define the gross extents of the deposit. Late in 2006 and throughout the first half of 2007, a portion of the drilling effort was directed at better defining the mineralization on those sections already drilled, in addition to determining the deposit's extents. As of late June, 2007, when the database was frozen for the mineral resource estimate contained in the Report, Aurelian had completed some 85 diamond drill holes, totalling approximately 45,000 m in the FDN area. Of these, 70 holes intersected the mineralized volumes described below and were used for modelling purposes.

        The drilling has outlined a large, complex body of intermediate sulphidation epithermal mineralization between two subparallel strands of the north-striking Peñas Fault zone, centred about 1.5 km north-northwest of the BLP deposit. The gold-silver mineralization at FDN is associated with veins, stockworks and disseminations, mainly in moderately to intensely silicified Misahuallí Andesite. Silicification and gold-silver mineralization are well developed at and below the basal contact of the overlying Suarez Formation conglomerate with the andesite, and to the immediate east of the west limb of the Peñas Fault (the West Fault). Calcite, manganoan calcite and rhodochrosite alteration become more common with depth in the andesite. The bulk of the gold-silver mineralization occurs below the conglomerate.

        The Suarez Formation, which formed as infill of a pull-apart basin, and the underlying Misahuallí Andesite are interpreted to be Jurassic in age. The youngest stratigraphic unit in the area is the post-mineralization Cretaceous Hollín Formation, a tongue of which covers surface exposure of the Suarez Formation and the Peñas Fault zone, separating the currently known extents of FDN from the BLP deposit to the south.

        Silicification, sericite-illite-chlorite alteration, and iron sulphide impregnations in the Suarez Formation demonstrate hydrothermal activity continued after its deposition. However, clasts of epithermal quartz and altered andesite in Suarez conglomerate indicate the erosion of epithermal mineralization into the basin. The interpreted burial of siliceous sinter at the Misahuallí volcanic paleosurface also suggests that hydrothermal activity occurred before conglomerate deposition. The relationships collectively suggest the FDN hydrothermal system both precedes and postdates initial deposition of the Suarez Formation. However, the Suarez Formation is interpreted to be largely post-mineralization in age and to have formed in a subsiding block in a pull-apart basin. It is believed to have had an important role in protecting near-surface epithermal mineralization from later erosion and its locating faults are believed to be part of the plumbing system resulting in the mineralization.

        Multiple hydrothermal episodes are demonstrated by crosscutting relationships between different generations of texturally and mineralogically distinct bands in laminated veins, stockworks and breccia cements which define an overall mineralized envelope. Within this, four contiguous mineral zones (FDN-1 through FDN-4) have been interpreted over a distance of 1,300 m and comprise the large volume of currently known gold-silver mineralization.

        These mineral zones have been defined based on variations in overall style (texture, colour), geochemical signature, mineralogy and geometric position of mineralization. Zones FDN-l, FDN-2 and FDN-4 comprise the majority of the volume of the deposit. The four zones also comprise the geologic model used to constrain the block model. Data from each were dealt with separately for assay top cutting, variographic analyses and grade and density interpolation.

        Extensive drilling completed at FDN in 2006 has demonstrated continuity of mineralization within the known deposit to a level which will allow the estimation of an initial inferred mineral resource. All drill holes within the mineralized domains at the date of the Report found mineralization and most high grade assays are supported by adjacent good assays within the hole and/or well mineralized nearby holes on each section.

        Good variograms were developed in the down-dip and across-strike directions but the current sectional spacing of 100 m was too far apart to model variograms in the third, along-strike, direction. However, the continuity of mineralization described above was sufficient to permit the estimation of an inferred mineral resource.

        A block model framework was created with blocks that were 4.0 m in the X (east-west) direction, 25.0 m in the Y (north-south) direction and 10.0 m in the Z (vertical) direction. A percent block model was set up to accurately represent the volume and subsequent tonnage that was occupied by each block inside each constraining domain.

        The gold and silver values were extracted from the Microsoft Access database into composite tables of 2 m length with separate files for the various domains. The Inverse Distance Squared interpolation method was used for all domain grade interpolation.

        The block model was reported using a 2.3 g/t Au Eq cut-off (see footnotes to Table 1.1) inside a manually digitized preliminary stoping outline to estimate the mineral resources as set out in Table 1.1 below. The outlines were digitized around each row of blocks in the model, on 25-m section spacing. All blocks, no matter what their grade, were reported within this 2.3 g/t Au Eq shell so the model contains some internal dilution.

Table 1.1
FDN Deposit Inferred Mineral Resources(1)(2)(4)

Zone	Tonnes	Au Grade (g/t)	Ag Grade (g/t)	Au Eq(3) Grade (g/t)	Au Contained Ounces	Ag Contained Ounces	Au Eq Contained Ounces

FDN-1	31,600,000	7.43	13.7	7.65	7,548,600	13,918,700	7,773,500

FDN-2	15,500,000	7.31	10.6	7.48	3,642,800	5,282,400	3,728,100

FDN-3	1,000,000	12.36	9.9	12.53	397,400	318,300	403,000

FDN-4	10,800,000	6.05	8.2	6.18	2,100,700	2,847,300	2,147,000

Total	58,900,000	7.23	11.8	7.42	13,689,500	22,366,700	14,051,600

(l)
Mineral resources which are not mineral reserves do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues.

(2)
The quantity and grade of reported inferred resources in this estimation are conceptual in nature and there has been insufficient exploration to define these inferred resources as an indicated or measured mineral resource. It is uncertain if further exploration will result in upgrading them to an indicated or measured mineral resource category.

(3)
Gold-equivalent ounces were calculated on the basis of $550/oz Au, $10/oz Ag, 90% gold recovery, 80% silver recovery which combine for an Au Eq ratio of 61.9 g Ag = 1 g Au.

(4)
The 2.3 g/t gold-equivalent cut-off grade utilized to report the resource was derived from a mining cost of $24/t, process cost of $11.50/t and a G&A cost of $1.50/t which combine for an overall site cost of $37/t.

        Aurelian completed the initial phase of an exploration program to define the extents of the FDN deposit in 2006, along with a first phase definition drill program in 2007. A significant and potentially economic epithermal gold-silver deposit has been delineated at FDN.

        Subsequent to the drilling completed for purposes of the Report, Aurelian completed additional drilling at the FDN deposit. As at June 30, 2008, Aurelian had completed 141 diamond drill holes, totalling approximately 89,092 m in the FDN area (as compared to 85 diamond drill holes, totalling approximately 45,000 m, for the purposes of the Report). Most of the metres drilled in 2008 were infill holes drilled for the purpose of increasing the level of resource categorization at FDN. The infill drilling program was not completed due to the suspension of mining activities of Aurelian in Ecuador and, accordingly, the inferred resources have not been upgraded to a higher category. Metallurgical test work for FDN commenced in April 2008 and is continuing.

        See "Risk Factors — Aurelian".

CONSOLIDATED CAPITALIZATION

        The following table sets forth cash and cash equivalents and the consolidated capitalization of the Company as at September 30, 2008, the date of the Company's most recently filed financial statements, and as at September 30, 2008 after giving effect to the Offering as though it had occurred on such date. The table should be read in conjunction with the unaudited consolidated financial statements of the Company as at and for the nine months ending September 30, 2008, including the notes thereto, and the Interim Management Discussion & Analysis, which are incorporated by reference into this short form prospectus.

	As at September 30, 2008	Offering(1)	As at September 30, 2008, After Giving Effect to the Offering
Common Share Capital and Common Share Purchase Warrants	$5,865.8 million	$344.8 million	$6,210.6 million
Common Shares Outstanding(2)	658,958,342 shares	20,900,000 shares	679,858,342 shares
Warrants Outstanding	39,511,685 warrants	—	39,511,685 warrants
Cash and Short-Term Investments	$720.3 million	$344.8 million	$1,065.1 million
Total Debt	$994.4 million	—	$994.4 million

Notes:

(1)
Assuming no exercise of the Over-Allotment Option.

(2)
Excluding 8,685,213 Common Shares issuable pursuant to outstanding options and 28,507,916 Common Shares underlying outstanding warrants and 16,226,175 Common Shares issuable upon conversion of the Notes.

USE OF PROCEEDS

        The estimated net proceeds from this Offering (assuming no exercise of the Over-Allotment Option), after payment of the Underwriters' fee and the estimated expenses of this Offering of $15.7 million, will be approximately $344.8 million. The Company, which, as of September 30, 2008, had cash and short-term investments of $720.3 million, believes that it is important to maintain a sound capital position given the current global economic uncertainty. The Company intends to use the net proceeds of the Offering to enhance its capital position following the funding of the approximately $180 million cash portion of the purchase price for recent acquisitions and the balance for general corporate purposes.

 DESCRIPTION OF COMMON SHARES

        Kinross is authorized to issue an unlimited number of Common Shares and 665,439,289 Common Shares were issued and outstanding as of January 20, 2009. There are no limitations contained in the articles or bylaws of Kinross on the ability of a person who is not a Canadian resident to hold Common Shares or exercise the voting rights associated with Common Shares. A summary of the rights of the Common Shares is set forth below.

Dividends

        Holders of Common Shares are entitled to receive dividends when, as and if declared by the board of directors of Kinross out of funds legally available therefor, provided that if any Kinross preferred shares or any other preferred shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including repurchases of Common Shares by Kinross) will be subject to the declaration and payment of all cumulative dividends on any Kinross preferred shares which are then outstanding. The Business Corporations Act (Ontario) provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital.

Liquidation

        In the event of the dissolution, liquidation, or winding up of Kinross, holders of Common Shares are entitled to share rateably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Kinross' indebtedness, and the payment of the aggregate liquidation preference of any preferred shares then outstanding.

Voting

        Holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors.

PLAN OF DISTRIBUTION

        Under an underwriting agreement dated as of January 21, 2009 (the "Underwriting Agreement") between the Company and the Underwriters, the Company has agreed to sell, and the Underwriters have severally agreed to purchase from the Company, the Common Shares offered hereby on or about February 5, 2009 or such other date as the Company and the Underwriters may agree, but, in any event, no later than March 10, 2009 at a price of $17.25 per Common Share for a total consideration of $360,525,000 payable in cash against delivery of certificates representing 20,900,000 Common Shares (assuming no exercise of the Over-Allotment Option).

        The obligations of the Underwriters under the Underwriting Agreement are several and not joint or joint and several and may be terminated on the basis of their assessment of the state of the financial markets or upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Common Shares if any of the Common Shares are purchased under the Underwriting Agreement.

        The price of the Common Shares offered under this short form prospectus was established by negotiation between us and the Underwriters. In connection with this distribution, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market.

        The Company has granted to the Underwriters the Over-Allotment Option, which is exercisable in whole or in part for a period of 30 days from the date of Closing and pursuant to which the Underwriters may purchase up to 3,135,000 additional Common Shares on the same terms as set forth above solely to cover over-allotments, if any. This short form prospectus qualifies the grant of the Over-Allotment Option and the issuance of Common Shares on the exercise of the Over-Allotment Option. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires those Common Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

        The expenses of this Offering, not including the Underwriters' fee, are estimated to be $1,300,000 and are payable by the Company. The Underwriters will receive a fee of $14,421,000 ($0.69 per Common Share or 4% of the gross proceeds) for the services performed in connection with this Offering (assuming no exercise of the Over-Allotment Option). In respect of the Over-Allotment Option, the Company will pay to the Underwriters a fee equal to 4% of the gross proceeds realized on the exercise of the Over-Allotment Option, being $0.69 per Common Share.

        This Offering is being made concurrently in each of the provinces of Canada and in the United States pursuant to the multi-jurisdictional disclosure system implemented by securities regulatory authorities in the United States and Canada. Each of the Underwriters will offer the Common Shares for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Common Shares outside the United States and Canada.

        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act, as amended, and applicable Canadian securities legislation, and to contribute to payments that the Underwriters may be required to make in respect thereof.

        Pursuant to policy statements of certain securities regulators, the Underwriters may not, throughout the period of distribution, bid for or purchase Common Shares. The foregoing restriction is subject to certain exceptions including: (i) a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market making activities; and (ii) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of the distribution, provided that the bid or purchase was not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of such securities.

        In connection with this Offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the Common Shares, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids; and

  •
  syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Shares while this Offering is in progress. These transactions may also include making short sales of the Common Shares, which involve the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in this Offering. Short sales may be "covered short sales", which are short positions in an amount not greater than the Over-Allotment Option, or may be "naked short sales", which are short positions in excess of that amount.

        The Underwriters may close out any covered short position either by exercising the Over-Allotment Option, in whole or in part, or by purchasing Common Shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market compared to the price at which they may purchase Common Shares through the Over-Allotment Option. The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase in this Offering.

        The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter is required to pay to the Underwriters a portion of the Underwriters' fee received by it because the syndicate has repurchased Common Shares sold by or for the account of that Underwriter in stabilizing or short covering transactions.

        As a result of these activities, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on the TSX, NYSE, in the over-the-counter market or otherwise.

        The Underwriting Agreement provides that the Company will not, directly or indirectly, without the prior written consent of UBS Securities Canada Inc., on behalf of the Underwriters: (a) issue, offer, sell, secure, pledge, grant any option, right or warrant to purchase or otherwise lend, transfer or dispose of (or agree to do any of such things or announce any intention to do any of such things) any equity securities of the Company or any securities convertible into, or exchangeable or exercisable for, equity securities of the Company; or (b) make any short sale, engage in any hedging transactions, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares, whether any such transaction is to be settled by delivery of Common Shares, other securities, cash or otherwise, for a period commencing on the date of the Underwriting Agreement and ending on the date that is 90 days after the date of the Closing, except that the Company may (i) issue Common Shares or options, rights or other securities convertible into or exercisable for Common Shares pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity plan in effect as of the date of the Underwriting Agreement, (ii) issue Common Shares issuable upon the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options outstanding as of the date of the Underwriting Agreement, or (iii) issue Common Shares or other securities convertible into Common Shares in connection with an acquisition of a business or entity, a consolidation, merger, combination or plan of arrangement, or a transaction or series of transactions entered into in response to an unsolicited bid by a third party to engage in any of the foregoing transactions provided that, except in the circumstances of an unsolicited bid, any such securities issued may not be subsequently disposed of until 60 days after the date of the Underwriting Agreement. It is a condition of Closing in favour of the Underwriters that the President and Chief Executive Officer and each of the directors of the Company shall have entered into "lock-up" agreements agreeing not to sell, or enter into any agreement to sell, or otherwise reduce their financial exposure to, any securities of the Company held by them, in each case, from the date hereof through a period of 90 days from the date of the Closing, without the prior consent of UBS Securities Canada Inc. on behalf of the Underwriters.

        Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the Closing will be held on February 5, 2009 or such other date as may be agreed upon by the Company and the Underwriters, but, in any event, not later than March 10, 2009.

        The Underwriters propose to offer the Common Shares initially at the offering price specified on the cover of this short form prospectus. After the Underwriters have made a reasonable effort to sell all of the Common Shares at the price specified on the cover page, the offering price may be decreased and may be further changed from time to time to an amount not greater than that set out on the cover page, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters to the Company.

        The Company intends to apply to list the Common Shares distributed under this short form prospectus on the TSX and the NYSE. Listing will be subject to us fulfilling all the listing requirements of the TSX and the NYSE.

European Economic Area

        In relation to each Member State of the European Economic Area, or EEA (each a "Relevant Member State"), which has implemented the Prospectus Directive (defined below), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer to the public of our securities which are the subject of this Offering contemplated by this short form prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized, or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

  (b)
  to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

        As used above, the expression "offered to the public" in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The EEA selling restriction is in addition to any other selling restrictions set out in this short form prospectus.

United Kingdom

        This short form prospectus is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order; or UBS, (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as "relevant persons". The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this short form prospectus or any of its contents.

Switzerland

        Our securities may not and will not be publicly offered, distributed or redistributed on a professional basis in or from Switzerland, and neither this short form prospectus nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This short form prospectus may not be copied, reproduced, distributed or passed on to others without the Underwriters' prior written consent. This short form prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Federal Code of Obligations or a listing prospectus according to Article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this short form prospectus may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

Hong Kong

        Our securities may not be offered or sold in Hong Kong, by means of this short form prospectus or any document other than to persons whose ordinary business is to buy or sell shares, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This short form prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this short form prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where our securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Japan

        Our securities have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

        This short form prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia) in relation to the securities.

        The securities are not being offered in Australia to "retail clients" as defined in section 761G of the Corporations Act 2001 (Australia). This Offering is being made in Australia solely to "wholesale clients" as defined in section 761G of the Corporations Act 2001 (Australia) and as such no product disclosure statement in relation to the securities has been prepared.

        This short form prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client. If any recipient is not a wholesale client, no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of twelve months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than a wholesale client.

RELATIONSHIP BETWEEN THE COMPANY
AND CERTAIN OF THE UNDERWRITERS

        CIBC World Markets Inc., RBC Dominion Securities Inc., Scotia Capital Inc., HSBC Securities (Canada) Inc., and National Bank Financial Inc., each an Underwriter, are wholly-owned subsidiaries of lenders under the Company's revolving credit facility and term loan facility (as each such facility has been described in the Annual Information Form). As a result of these relationships, the Company may be considered a "connected issuer" of CIBC World Markets Inc., RBC Dominion Securities Inc., Scotia Capital Inc., HSBC Securities (Canada) Inc., and National Bank Financial Inc. within the meaning of securities legislation of certain provinces of Canada. As at January 21, 2009, the Company was indebted to the parent banks of CIBC World Markets Inc., RBC Dominion Securities Inc., Scotia Capital Inc., HSBC Securities (Canada) Inc., and National Bank Financial Inc. under the revolving credit facility and term loan facility in an aggregate amount of approximately $207.3 million. The Company is currently in compliance in all material respects with the terms of the revolving credit facility and term loan facility and no breach thereof has been waived by the lenders thereto. The financial position of the Company has not changed materially since the indebtedness under the revolving credit facility and term loan facility was incurred. The revolving credit facility and term loan facility is secured by the assets of certain subsidiaries of Kinross, specified cash and investments and the shares of certain subsidiaries of Kinross.

        The decision to distribute the Common Shares, including the terms of the Offering, was made through negotiations between the Company and the Underwriters. The banking affiliates of CIBC World Markets Inc., RBC Dominion Securities Inc., Scotia Capital Inc., HSBC Securities (Canada) Inc., and National Bank Financial Inc. did not have any involvement in such decision or determination.

        As a consequence of the Offering, CIBC World Markets Inc., RBC Dominion Securities Inc., Scotia Capital Inc., HSBC Securities (Canada) Inc., and National Bank Financial Inc. will receive its pro rata share of the Underwriters' fee and agreed upon expenses of the Offering. See "Plan of Distribution".

RISK FACTORS

        An investment in the Common Shares involves certain risks. Before making an investment decision, you should carefully consider all of the information in this short form prospectus and in the documents incorporated by reference herein and, in particular, should evaluate the following risk factors.

Risks Related to the Company's Business

        Before making an investment decision, you should carefully review the risk factors relating to the Company's business and other conditions that may have a material impact on the financial condition of the Company referenced in this short form prospectus and the Annual Information Form (particularly pages 58 to 70 thereof), Management's Discussion and Analysis (particularly pages 58 to 63 thereof), Interim Management Discussion & Analysis (particularly pages 34 to 36 thereof) and the other documents incorporated by reference herein. See "Documents Incorporated by Reference".

Risks Related to Recent Acquisitions

Aurelian

The Integration of Kinross and Aurelian May Not Occur as Planned

        Kinross acquired Aurelian with the expectation of increased gold production and enhanced growth opportunities for the combined company. These anticipated benefits will depend in part on whether Kinross' and Aurelian's operations can be integrated in an efficient and effective manner. The integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees.

Risks Specific to Operating in Ecuador

        Kinross may be negatively affected by political uncertainty and economic instability, or by unanticipated legislative, regulatory or public policy initiatives, in Ecuador in the future.

        Following a national referendum which approved a new constitution in September 2008, a mini-congress or "Congresillo" was formed to act as Ecuador's legislative body pending presidential and congressional elections which have been set for April 26, 2009. The Congresillo is dominated by members of President Correa's AP Party. In recent months, President Correa has made numerous public statements in support of the introduction of responsible large-scale mining in Ecuador.

        The Correa administration, through the Ministry of Mines and Petroleum, submitted a new draft mining law to the Congresillo in November 2008. Following debate and discussion in the Sub-Commission of the Congresillo studying the mining law, the draft law was submitted to the Congresillo for approval. On January 12, 2009, the Congresillo approved the draft mining law. On January 19, 2009, President Correa signed the law in a public ceremony and proposed one amendment dealing with what are known as "special mining areas", which relate to the state's rights regarding concessions in which the state has previously undertaken exploration work. The Company understands that the proposed amendment has been sent back to the Congresillo for approval, which is expected shortly, after which the law must be published in the government's Gazette before taking effect. The Company is in the process of reviewing the final version of the new mining law, including President Correa's proposed amendment, with a view to understanding its overall impact on the Company's assets in Ecuador.

        Pending the new mining law becoming effective, the Company understands that the Mining Mandate imposed on April 18, 2008, which (among other things) suspended most mining activities in the country, remains in effect.

        There are risks that, should they materialize, could create a situation hostile to the Company or which could undermine the ability of mining companies to operate successfully in the country. These risks include, but are not limited to, the possibility that: (1) the mining law is amended in a manner which renders the development of the FDN deposit, or large-scale mining in general, uneconomic; (2) the implementation of the mining law is delayed or postponed indefinitely and the above-noted Mining Mandate is extended; (3) the law is adopted in largely the same form as was approved by the President on January 19, 2009, but the Company is unsuccessful in entering into an "exploitation contract" with the government, as required under the law; (4) the regulations to be promulgated pursuant to the passage of the mining law, and/or related permitting requirements, make it difficult or impossible to proceed with the development of the FDN deposit on an economic basis; (5) a deterioration in Ecuador's economy and public finances, or other unforeseen matters, causes the government to introduce fiscal measures which make it difficult or impossible for the Company to raise or justify the investment of capital necessary to successfully develop the FDN deposit; and (6) a political party or coalition of parties hostile to the mining industry wins the national elections currently scheduled for April 26, 2009 and assumes control of the Presidency, the Congress or both. If the Ecuadorian government continues its existing default or subsequently defaults on additional foreign debt obligations, this could have negative implications for the country's economy and investment climate, although Kinross does not anticipate it will impact the implementation and application of the new mining law.

Risk of Contingent Liabilities

        Aurelian has been named as defendant in a number of actions filed on behalf of certain former holders of warrants which expired in June 2005 claiming aggregate damages of approximately Cdn.$150 million or, in the alternative, approximately 3.8 million Aurelian common shares on a pre-split basis (on June 22, 2007 Aurelian effected a 4-for-1 split of its common shares). If one or more of these claims is successful, Kinross could, among other things, be required to pay significant monetary damages.

Operational, Resource and Reserve Risks Relating to the Condor Project and the Lobo-Marte Project

        The risk factors set forth in the Annual Information Form relating to the exploration, development and production of mineral properties, the Company's business and operations, as well as the resources and reserves of the Company apply equally in respect of the Condor Project and Lobo-Marte Project.

Potential for Incurring Unexpected Costs or Liabilities as a Result of the Acquisitions

        Although the Company has conducted investigations in connection with the acquisitions of Aurelian and Minera, risks remain regarding any undisclosed or unknown liabilities associated with these acquisitions. The Company may discover that it has acquired substantial undisclosed liabilities. The Company may have little recourse against the seller if any of the representations or warranties provided in connection with these acquisitions prove to be inaccurate. Such liabilities could have an adverse impact on the Company's business, financial condition, results of operations or cash flows.

Risks and Other Considerations Related to this Offering

Current Global Financial Condition

        Current global financial conditions have been characterized by increased volatility and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. Access to public financing has been negatively impacted by both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may impact the ability of the Company to obtain equity or debt financing in the future on terms favourable to the Company. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, the Company's operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Market Price of Common Shares

        There can be no assurance that an active market for the Common Shares will be sustained after this Offering. Securities of mining companies have experienced substantial volatility in the past, and especially during the three months prior to this Offering, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in the countries where we carry on business and globally, and market perceptions of the attractiveness of particular industries. The price of the securities of the Company is also likely to be significantly affected by short-term changes in commodity prices, other precious metal prices or other mineral prices, currency exchange fluctuation and the political environment in the countries in which we do business and globally.

Securities are Subject to Market Price Volatility

        Factors such as fluctuations in the Company's operating results, the result of any public announcements made by the Company, and general market conditions, can have an adverse effect on the market price of the Company's securities.

Potential Dilution

        The articles of amalgamation of Kinross allow it to issue an unlimited number of Common Shares for such consideration and on such terms and conditions as shall be established by the Company's board of directors, in many cases, without the approval of the shareholders. Upon the completion of this Offering and in the event the Over-Allotment Option is exercised in full and assuming no stock options are exercised during such period, a total of up to 24,035,000 Common Shares will have been issued. Issuances of additional Common Shares may result in dilution to the holders of the Common Shares.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, Common Shares pursuant to this Offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the "Tax Act"), (1) deals at arm's length with the Company; (2) is not affiliated with the Company, the Underwriters or a subsequent purchaser of the Common Shares; and (3) holds the Common Shares as capital property (a "Holder"). Generally, the Common Shares will be capital property to a Holder provided the Holder does not acquire or hold those Common Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

        This summary is based on the current provisions of the Tax Act, and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency ("CRA") published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

        This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular purchaser. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, purchasers should consult their own tax advisors with respect to their particular circumstances.

Currency Conversion

        Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Tax Act. The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canada/U.S. dollar exchange rate.

Holders Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the application of the Tax Act is, or is deemed to be, resident in Canada (a "Resident Holder"). Certain Resident Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem to be capital property any Common Shares and all other "Canadian securities" (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

        This portion of the summary is not applicable to (i) a Holder that is a "specified financial institution"; (ii) a Holder, an interest in which is a "tax shelter investment" for the purposes of the Tax Act; (iii) a Holder that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a "financial institution" or (iv) a Holder to whom the "functional currency" reporting rules apply, each as defined in the Tax Act. Such Holders should consult their own tax advisors.

Dividends

        A Resident Holder will be required to include in computing its income for a taxation year any dividends received on the Common Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Company as an "eligible dividend" in accordance with the provisions of the Tax Act. Although Kinross currently anticipates that all dividends to Resident Holders will be designated as "eligible dividends", it is possible that Kinross may pay dividends that are not so designated. A dividend received by a Resident Holder that is a corporation must be included in computing its income but generally will be deductible in computing the corporation's taxable income.

        A Resident Holder that is a "private corporation", as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received on the Common Shares to the extent such dividends are deductible in computing the Resident Holder's taxable income for the year.

Dispositions

        Generally, on a disposition or deemed disposition of a Common Share, a Resident Holder will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the Common Share immediately before the disposition or the deemed disposition.

        Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

        The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition or deemed disposition of a Common Share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Alternative Minimum Tax

        Capital gains realized on the disposition of Common Shares by a Resident Holder who is an individual may give rise to a liability to pay alternative minimum tax.

Eligibility for Investment

        The Common Shares would, if issued on the date hereof and listed on a "designated stock exchange" as (defined in the Tax Act) (which includes the TSX and the NYSE) or, if Kinross continues to qualify as a "public corporation" for purposes of the Tax Act, be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, deferred profit sharing plans, registered disability savings plans and tax-free savings accounts.

Holders Not Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, the Common Shares in a business carried on in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends

        Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder by the Company will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident. For example, where the Non-Resident Holder is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

        A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of a Common Share, unless the Common Share is or is deemed to be "taxable Canadian property" to the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

        Generally, provided the Common Shares are listed on a "designated stock exchange" as (defined in the Tax Act) (which includes the TSX and the NYSE) at the time of disposition, the Common Shares will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition, the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued Common Shares or any other class of shares of the Company. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Common Shares would be deemed to be taxable Canadian property. Non-Resident Holders whose Common Shares constitute taxable Canadian property should consult with their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes the material United States federal income tax consequences of owning the Common Shares we are offering. It applies to you only if you acquire Common Shares in the offering and you hold your Common Shares as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

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  a life insurance company;

  •
  a tax-exempt organization;

  •
  a person that owns Common Shares as part of a straddle or a hedging or conversion transaction for tax purposes; or

  •
  a U.S. holder (as defined below) whose functional currency for tax purposes is not the United States dollar.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds the Common Shares, the United States federal income tax treatment of a partner (or member) will generally depend on the status of the partner and the tax treatment of the partnership (or other entity). A partner in a partnership (or member of such other entity) holding the Common Shares should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Common Shares.

Please consult your own tax advisor concerning the consequences of owning the Common Shares in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

        You are a U.S. holder if you are a beneficial owner of a Common Share and you are:

  •
  a citizen or resident (including a lawful permanent resident alien holding a green card) of the United States;

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  a domestic corporation;

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  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        A "non-U.S. holder" is a beneficial owner of a Common Share that is not a U.S. holder and is not a partnership or other entity treated as a partnership for United States federal income tax purposes.

U.S. Holders

Taxation of Dividends

        Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a non-corporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the Common Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the Common Shares should be qualified dividend income provided that we are not a PFIC in the year the dividend is paid or the previous taxable year.

        You must include any Canadian tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the United States dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/United States dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into United States dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into United States dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated as a non-taxable return of capital to the extent of your basis in the Common Shares and thereafter as capital gain.

        Subject to certain limitations, the Canadian tax withheld and paid over to Canada will be creditable or deductible against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate.

        Dividends will be income from sources outside the United States. For foreign tax credit purposes, dividends will be income from sources outside the United States and will, depending on your circumstances, be either "passive category" or "general category" income for purposes of computing the foreign tax credit allowable to you.

Taxation of Capital Gains

        Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Common Shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the United States dollar value of the amount that you realize and your tax basis, determined in United States dollars, in your Common Shares. Capital gain of a non-corporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the U.S. holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-U.S. Holders

Taxation of Dividends

        If you are a non-U.S. holder, dividends paid to you in respect of Common Shares will not be subject to United States federal income tax unless the dividends are "effectively connected" with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, "effectively connected" dividends may, under certain circumstances, be subject to an additional "branch profits tax" at 30% or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

        If you are a non-U.S. holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your Common Shares unless:

  •
  the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis; or

  •
  you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

        If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PFIC Rules

        We believe that Common Shares should not be treated as interests in a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

        In general, if you are a U.S. holder, we will be a PFIC with respect to you if for any taxable year in which you hold Common Shares:

  •
  at least 75% of our gross income for the taxable year is passive income; or

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  at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

        Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests described above as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

        If we are treated as a PFIC, and you are a U.S. holder that did not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

  •
  any gain you realize on the sale or other disposition of your Common Shares; and

  •
  any excess distribution that we make to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the Common Shares during the three preceding taxable years or, if shorter, your holding period for the Common Shares).

        Under these rules:

  •
  the gain or excess distribution will be allocated ratably over your holding period for the Common Shares;

  •
  the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

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  the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

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  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

        If we were a PFIC, a U.S. holder generally would be taxed as described above unless the U.S. Holder made a mark-to-market election with respect to its Common Shares to mitigate some of the adverse tax consequences of holding stock in a PFIC.

        A U.S. holder that holds stock of a PFIC generally may make a mark-to-market election with respect to its stock if the stock constitutes "marketable stock." Marketable stock is stock that is regularly traded (other than in de minimis quantities) on a United States or non-United States exchange or other market that the United States Treasury Department determines has trading, listing, financial disclosure, and other rules adequate to carry out the purposes of the mark-to-market election. The Common Shares should constitute marketable stock with respect to which a mark-to-market election could be made. In such case, a U.S. holder would generally include as ordinary income or loss the difference between the fair market value of the Common Shares at the end of the taxable year and the adjusted tax basis of the Common Shares (but loss could only be included to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. holder made the election, the U.S. holder's tax basis in the Common Shares would be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of Common Shares would be treated as ordinary income. U.S. holders should consult their own tax advisors regarding the availability and advisability of making a mark-to-market election with respect to the Common Shares in their particular circumstances.

        The Company does not intend to provide U.S. holders with such information as may be required to make a qualified electing fund election effective.

Backup Withholding and Information Reporting

        If you are a non-corporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

  •
  dividend payments or other taxable distributions made to you within the United States; and

  •
  the payment of proceeds to you from the sale of Common Shares effected at a United States office of a broker.

        Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments made to you outside the United States by us or another non-United States payor; and

  •
  other dividend payments and the payment of the proceeds from the sale of Common Shares effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax; and

    •
    the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

    •
    an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

    •
    other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with United States Treasury regulations; or

    •
    you otherwise establish an exemption.

        Payment of the proceeds from the sale of Common Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in United States Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of Common Shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

 PRIOR SALES

        On January 29, 2008, Kinross completed a private offering of $460 million worth of unsecured convertible senior notes (the "Notes") due March 15, 2028, each in the principal amount of $1,000. The Notes pay interest semi-annually at a rate of 1.75% per annum. The Notes will be convertible into Common Shares, at the holder's option, equivalent to a conversion price of $28.48 per Common Share, subject to certain anti-dilution adjustments, only in the event that: (i) the market price of the Common Shares exceeds 130% of the effective conversion price of the Notes; (ii) the trading price of the Notes falls below 98% of the amount equal to Kinross' then prevailing Common Share price, times the applicable conversion rate, for a period of five consecutive business days; (iii) the Notes are called for redemption; (iv) upon the occurrence of specified corporate transactions; or (v) if the Common Shares cease to be listed on a specified stock exchange or eligible for trading on an over-the-counter market. The Notes will also be convertible on and after December 15, 2027. Holders of the Notes will have the right to require Kinross to repurchase the Notes on March 15, 2013, 2018 and 2023, and, on or prior to March 20, 2013, upon certain fundamental changes. The redemption price will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the redemption date, if any. The Notes are redeemable by the Company, in whole or in part, for cash at any time after March 20, 2013 at a redemption price equal to par plus accrued and unpaid interest, if any, to the redemption date.

        Effective September 30, 2008, Aurelian became a wholly-owned subsidiary of Kinross. For each Aurelian common share, Kinross offered 0.317 of a Common Share, plus 0.1429 of a warrant, with each warrant entitling the holder to acquire one Common Share. The warrants have an exercise price of Cdn.$32.00 per Common Share and will expire in September 2013. Kinross issued approximately 43.7 million Common Shares, approximately 4.1 million options and approximately 19.7 million warrants pursuant to the Aurelian transaction.

        As previously announced, on January 8, 2009 Kinross acquired a 60% interest in Minera from a subsidiary of Teck. The consideration for such 60% interest included the issuance of 5,604,484 Common Shares to Teck.

        The following table summarizes the issuances by the Company of Common Shares within the 12 months prior to the date of this short form prospectus.

Date	Security	Price per Security (Cdn.$)	Number of Securities
January 2008	Common Shares(1)	$11.20	1,511,975
January 2008	Common Shares(2)	Nil	150,722
February 2008	Common Shares(1)	$7.55	732,813
February 2008	Common Shares(2)	Nil	13,985
February 2008	Common Shares(4)	$22.49	44,470
March 2008	Common Shares(1)	$11.93	454,213
March 2008	Common Shares(3)	$24.70	35,450
April 2008	Common Shares(1)	$12.73	20,069
April 2008	Common Shares(2)	Nil	146,333
May 2008	Common Shares(1)	$11.71	12,939
May 2008	Common Shares(2)	Nil	16,073
June 2008	Common Shares(2)	Nil	8,334
June 2008	Common Shares(3)	$20.46	42,708
July 2008	Common Shares(1)	$12.87	38,603
August 2008	Common Shares(2)	Nil	20,810
September 2008	Common Shares(1)	$12.81	13,650
September 2008	Common Shares(2)	Nil	18,586
September 2008	Common Shares(3)	$15.74	59,647
October 2008	Common Shares(1)	$13.49	10,000
November 2008	Common Shares(1)	$6.15	63,658
November 2008	Common Shares(2)	Nil	19,576
November 2008	Common Shares(4)	$32.00	229
December 2008	Common Shares(1)	$8.00	278,180
December 2008	Common Shares(2)	Nil	58,959
December 2008	Common Shares(3)	$19.88	49,728

Date	Security	Price per Security (Cdn.$)	Number of Securities
January 1-20, 2009	Common Shares(1)	$8.16	241,749
January 1-20, 2009	Common Shares(2)	Nil	165,201

Notes:

(1)
Issued upon exercise of previously issued stock options of the Company. Price per security with respect to the exercise of stock options is based on the weighted monthly average.

(2)
Issued upon expiry of restricted period for previously issued restricted share units of the Company.

(3)
Issued pursuant to the employee share purchase plan of the Company.

(4)
Issued upon the exercise of previously issued warrants of the Company.

        The following table summarizes the issuances by the Company of stock options within the 12 months prior to the date of this short form prospectus.

Date	Security	Exercise Price per Security (Cdn.$)	Number of Securities(1)
January 2008	Stock Options	Nil	Nil
February 2008	Stock Options	$23.79	1,188,892
March 2008	Stock Options	$23.45	15,800
April 2008	Stock Options	Nil	Nil
May 2008	Stock Options	$20.54	20,000
June 2008	Stock Options	$20.26	53,195
July 2008	Stock Options	Nil	Nil
August 2008	Stock Options	$16.59	52,000
September 2008	Stock Options	$17.60	120,000
October 2008	Stock Options	Nil	Nil
November 2008	Stock Options	$15.09	50,000
December 2008	Stock Options	Nil	Nil
January 1-20, 2009	Stock Options	Nil	Nil

Notes:

(1)
In the 12 months prior to the date of this short form prospectus 159,982 stock options were cancelled.

        The following table summarizes the issuances by the Company of restricted share units ("RSUs") within the 12 months prior to the date of this short form prospectus.

Date	Security	Price per Security (Cdn.$)(1)	Number of Securities(2)
January 2008	RSU	N/A	Nil
February 2008	RSU	N/A	618,055
March 2008	RSU	N/A	11,000
April 2008	RSU	N/A	Nil
May 2008	RSU	N/A	23,000
June 2008	RSU	N/A	40,290
July 2008	RSU	N/A	Nil
August 2008	RSU	N/A	36,000
September 2008	RSU	N/A	100,197
October 2008	RSU	N/A	Nil
November 2008	RSU	N/A	61,500
December 2008	RSU	N/A	6,000
January 1-20, 2009	RSU	N/A	Nil

Notes:

(1)
There are no exercise prices for RSUs.

(2)
In the 12 months prior to the date of this short form prospectus 77,233 RSUs were cancelled.

 MARKET FOR SECURITIES

        Kinross' outstanding Common Shares are listed for trading on the TSX under the symbol "K" and on the NYSE under the symbol "KGC".

        The total monthly volume of trading and the monthly intra-day price ranges of the Common Shares on the TSX and the NYSE, respectively, for the period from January 1, 2008 to January 20, 2009 are set forth in the following tables:

Toronto Stock Exchange	High (Cdn.$)	Low (Cdn.$)	Monthly Volume (approximately in millions of shares)
January, 2008	$24.45	$18.73	159.0
February, 2008	$24.95	$20.78	85.5
March, 2008	$27.16	$21.02	145.8
April, 2008	$25.55	$18.30	89.5
May, 2008	$21.64	$18.36	83.8
June, 2008	$24.40	$18.50	82.5
July, 2008	$25.37	$17.84	100.0
August, 2008	$19.00	$15.60	87.6
September, 2008	$18.81	$12.31	150.1
October, 2008	$18.75	$8.96	151.7
November, 2008	$19.18	$12.60	121.1
December, 2008	$22.50	$15.80	103.8
January 1 to 20, 2009	$24.66	$19.56	70.6

New York Stock Exchange	High (US$)	Low (US$)	Monthly Volume (approximately in millions of shares)
January, 2008	$24.05	$18.74	199.8
February, 2008	$25.51	$20.65	126.9
March, 2008	$27.40	$20.49	146.4
April, 2008	$25.45	$18.09	119.2
May, 2008	$21.99	$18.00	96.3
June, 2008	$24.08	$17.97	113.0
July, 2008	$25.36	$17.42	154.6
August, 2008	$18.52	$14.59	145.4
September, 2008	$18.18	$11.47	227.3
October, 2008	$17.68	$6.85	284.5
November, 2008	$15.48	$10.42	224.2
December, 2008	$19.07	$12.13	208.0
January 1 to 20, 2009	$19.53	$15.50	134.4

LEGAL MATTERS

        Certain legal matters relating to this Offering will be passed upon on behalf of the Company by Osler, Hoskin & Harcourt LLP. The Company is being advised as to certain matters of U.S. law by Sullivan & Cromwell LLP. The Underwriters have been represented by Blake, Cassels & Graydon LLP and Shearman & Sterling LLP. At the date hereof, partners and associates of each of Osler, Hoskin & Harcourt LLP and Blake, Cassels & Graydon LLP, as a group, own beneficially, directly or indirectly, less than 1% of any outstanding class of securities of the Company.

 INTEREST OF EXPERTS

        All technical and scientific disclosure relating to the Condor Project, as described in this short form prospectus, is included in reliance on the Report authored by B. Terrence Hennessey, Eugene J. Puritch, Richard M. Gowans and Stephen F. Leary and submitted by Micon, an independent consultant.

        Except as otherwise set out in this short form prospectus or in the documents incorporated by reference, all technical and scientific disclosure in this short form prospectus has been prepared by, or under the supervision of Mr. Robert Henderson, an officer of the Company and a "qualified person" as defined in NI 43-101.

        This technical and scientific information is included in this short form prospectus in reliance on the authority of those persons as experts in these matters.

        To the best knowledge of the Company, none of the qualified persons referenced above, other than Robert Henderson and Stephen F. Leary, has any interest in any securities of the Company or its associates or affiliates, nor do they expect to receive or acquire any such interests, and, as at the date hereof, the aforementioned persons beneficially own, directly or indirectly, in the aggregate, less than 1% of the securities of the Company.

AUDITORS, REGISTRAR AND TRANSFER AGENT

        The independent auditors of Kinross are KPMG LLP, Chartered Accountants, Suite 3300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B2. The audited consolidated financial statements and related supplemental notes incorporated in this short form prospectus by reference, have been so incorporated in reliance on the reports of KPMG LLP, Chartered Accountants, given on the authority of said firm as experts in auditing and accounting.

        The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal office in Toronto.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents listed under "Documents Incorporated by Reference"; consents of Osler, Hoskin & Harcourt LLP, KPMG LLP, Mr. Robert Henderson, Mr. Larry Smith, Mr. Terrence Hennessey, Mr. Eugene Puritch, Mr. Richard Gowans and Mr. Stephen Leary; and Powers of Attorney.

 AUDITORS' CONSENT

The Board of Directors of Kinross Gold Corporation

        We have read the preliminary short form prospectus and the amended and restated preliminary short form prospectus dated January 21, 2009 relating to the offering of common shares of Kinross Gold Corporation ("Kinross" or the "Company"). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of:

  –
  our auditors' report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2007 and 2006 and the consolidated statements of operations, cash flows, common shareholders' equity, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007, dated March 27, 2008.

  –
  our auditors' report on reconciliation to Generally Accepted Accounting Principles in the United States, dated March 27, 2008;

  –
  our auditors' report on reconciliation to Generally Accepted Accounting Principles in the United States — Supplemental Disclosures Required by Form 20F — Item 18, dated December 5, 2008;

Toronto, Canada	/s/ KPMG LLP
January 21, 2009	Chartered Accountants, Licensed Public Accountants

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        Section 136 of the Business Corporations Act (Ontario) (the "Act") provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity, of another entity, (collectively, the "Indemnified Party"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding (collectively, the "Action") in which the individual is involved because of that association with the corporation or other entity, if:

  (a)
  he or she acted honestly and in good faith with a view to the best interests of the corporation; and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

        Section 136 of the Act also provides that a corporation may, with the approval of the court, indemnify an Indemnified Party in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor (a "Derivative Action"), to which the individual is made a party because of the individual's association with the corporation or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such Derivative Action if the individual fulfills the conditions set forth in clauses (a) and (b) of the paragraph above.

        If an Indemnified Party is substantially successful on the merits in his or her defense of an Action or Derivative Action and fulfills the conditions set forth previously, the Indemnified Party is entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of such Action or Derivative Action to which the individual has been made party because of the individual's association with the corporation or other entity.

        The Bylaws of the Company provide that an Indemnified Party shall at all times be indemnified by the Company in every circumstance where the Act so permits or requires. The Bylaws further provide that, subject to limitations in the Act regarding indemnities in respect of Derivative Actions, every person who at any time is or has been a director or officer, or in a similar capacity, of the Company or properly incurs or has properly incurred any liability on behalf of the Company or who at any time acts or has acted at the Company's request (in respect of the Company or any other entity), and his or her heirs and legal representatives, shall at all times be indemnified by the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a fine or judgment, reasonably incurred by him or her in respect of or in connection with any civil, criminal or administrative action, proceeding or investigation (apprehended, threatened, pending, under way or contemplated) to which he or she is or may be made a party or in which he or she is or may become otherwise involved by reason of being or having been such a director or officer or by reason of so incurring or having so incurred such liability or by reason of so acting or having so acted (or by reason of anything alleged to have been done, omitted or acquiesced in by him or her in any such capacity or otherwise in respect of any of the foregoing), and has exhausted all appeals therefrom, if:

  (a)
  he or she acted honestly and in good faith with a view to the best interest of the Company (or, if applicable, in the best interest of the other entity for which the individual acted as a director, officer or in a similar capacity at the Company's request); and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

        The Bylaws further provide that the above described indemnification provisions shall not affect any other right to indemnification to which any person may be or become entitled by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) above or any corresponding condition in the Act. The Bylaws also provide that the persons described above shall not be liable for any damage, loss, cost or liability sustained or incurred by the Company, except where so required by the Act, if such person acted honestly and in good faith with a view to the best interest of the Company (or of the entity for which the individual acted as a director, officer or in a similar capacity at the Company's request).

        The Company has a policy of insurance for its directors and officers and those of its subsidiaries. The limit of liability applicable to all insured directors and officers under the current policies, which will expire on February 15, 2009, is Cdn$100 million in the aggregate, inclusive of defense costs. Under the policies, the Company has reimbursement coverage to the extent that it has indemnified the directors and officers in excess of a deductible of Cdn$5 million for each loss for securities claims and Cdn$1 million for each loss for non-securities claims. The total premium charged to the Company in respect of coverage for 2008 is Cdn$1,359,500, for 2007 was Cdn$1,140,133 and for 2006 was Cdn$1,068,940, no part of which is or was payable by the directors or officers of the Company.

        Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

 EXHIBIT INDEX

Exhibit Number	Description
3.1	Prospectus, incorporated by reference to Part I of this Registration Statement
4.1
Annual information form of Kinross dated March 27, 2008 for the year ended December 31, 2007 (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 40-F (Commission File No. 0-10321) filed by Kinross on March 31, 2008)
4.2
Annual audited consolidated financial statements of Kinross for the year ended December 31, 2007, including consolidated balance sheets as at December 31, 2007 and December 31, 2006 and the consolidated statements of operations, common shareholders' equity, comprehensive income (loss) and cash flows for the years ended December 31, 2007 and December 31, 2006 and related notes, together with the auditors' report thereon, contained therein (incorporated by reference to Exhibit 99.3 to Kinross's report on Form 40-F (Commission File No. 0-10321) filed by Kinross on March 31, 2008)
4.3
Management's discussion and analysis for the annual audited consolidated financial statements of Kinross for the financial years ended December 31, 2007 and December 31, 2006 (incorporated by reference to Exhibit 99.2 to Kinross's report on Form 40-F (Commission File No. 0-10321) filed by Kinross on March 31, 2008)
4.4
Management information circular of Kinross dated March 26, 2008, in connection with the annual and special meeting of shareholders held on May 7, 2008 (incorporated by reference to Exhibit 99.2 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on April 8, 2008)
4.5
Interim unaudited consolidated financial statements of Kinross for the three and nine months ended September 30, 2008 (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on November 14, 2008)
4.6
Management's discussion and analysis for the interim unaudited consolidated financial statements of Kinross for the three and nine months ended September 30, 2008 (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on November 14, 2008)
4.7
Material change report of Kinross dated January 23, 2008 concerning the private sale of $420 million ($460 million with the overallotment option) of convertible notes due March 15, 2028 (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on January 28, 2008)
4.8
Material change report of Kinross dated July 24, 2008 announcing a friendly offer by Kinross to acquire all of the issued and outstanding Common Shares of Aurelian Resources Inc. ("Aurelian") (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on July 24, 2008)
4.9
Material change report of Kinross dated September 3, 2008 announcing a successful bid to acquire all of the issued and outstanding Common Shares of Aurelian (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on September 11, 2008)
4.10
Material change report of Kinross dated November 19, 2008 announcing agreements between Kinross and Teck Cominco Limited and certain subsidiaries of Anglo American plc, whereby Kinross will acquire a 100% interest in Minera Santa Rosa SCA (incorporated by reference to Exhibit 99.1 to Kinross's report of Form 6-K (Commission File No. 001-13382) filed by Kinross on November 20, 2008)

Exhibit Number	Description
4.11	Supplementary note to the annual audited consolidated financial statements of Kinross for the year ended December 31, 2007 entitled "Reconciliation to Generally Accepted Accounting Principles in the United States", including consolidated balance sheets as of December 31, 2007 and December 31, 2006 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007 and related notes and the auditors' report thereon (incorporated by reference to Exhibit 99.1 to the Company's Report on Form 6-K filed with the SEC on January 21, 2009);
4.12
"Reconciliation to Generally Accepted Accounting Principles in the United States — Supplemental Disclosures Required by Form 20-F — Item 18" relating to the annual audited consolidated financial statements of Kinross for the year ended December 31, 2007, including consolidated balance sheets as of December 31, 2007 and December 31, 2006 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2007 and related notes and the auditors' report thereon (incorporated by reference to Exhibit 99.2 to the Company's Report on Form 6-K filed with the SEC on January 21, 2009); and
4.13
"Reconciliation to Generally Accepted Accounting Principles in the United States" relating to the interim unaudited consolidated financial statements of Kinross for the three and nine months ended September 30, 2008 and 2007, including consolidated balance sheets as of September 30, 2008 and December 31, 2007 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for the three and nine months ended September 30, 2008 and 2007 and related notes (incorporated by reference to Exhibit 99.3 to the Company's Report on Form 6-K filed with the SEC on January 21, 2009);
5.1	Consent of KPMG LLP
5.2	Consent of Osler, Hoskin & Harcourt LLP*
5.3	Consent of Mr. Robert Henderson**
5.4	Consent of Mr. Larry Smith**
5.5	Consent of Mr. Terrence Hennessey**
5.6	Consent of Mr. Eugene Puritch**
5.7	Consent of Mr. Richard Gowans**
5.8	Consent of Mr. Stephen Leary**
6.1	Powers of Attorney (included on signature pages to the Registration Statement on Form F-10, dated January 21, 2009)

* To be filed by amendment

**Incorporated by reference to Kinross Gold Corporation's Registration Statement on Form F-10 (file no. 333-156815)

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

        Concurrently with the filing of the Registration Statement on Form F-10, the Company filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 22nd day of January, 2009.

KINROSS GOLD CORPORATION
By:	/s/ TYE W. BURT
Name: Tye W. Burt Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated, on the 22nd day of January, 2009.

/s/ TYE W. BURT Tye W. Burt	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ THOMAS M. BOEHLERT Thomas M. Boehlert	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* John A. Brough	Director
* John K. Carrington	Director
* Richard S. Hallisey	Director
* John M. H. Huxley	Director
* John A. Keyes	Director
* Catherine McLeod-Seltzer	Director
* George F. Michals	Director
* Terence C. W. Reid	Director
* John E. Oliver	Director
*
Pursuant to the Power of Attorney on the signature page of the Company's Form F-10 filed with the U.S. Securities and Exchange Commission on January 21, 2009. Tye W. Burt, as attorney-in-fact does hereby sign this Amendment No. 2 to the Registration Statement on behalf of each such director, in each case in the capacity of director.

By:	/s/ TYE W. BURT Name: Tye W. Burt Title: Attorney- in- Fact

III-2

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Amendment No. 2 to the Registration Statement, solely in the capacity of the duly authorized representative in the United States of Kinross Gold Corporation, on January 22, 2009.

Parr Brown Gee & Loveless
By:	/s/ KEITH L. POPE
Name: Keith L. Pope Title: Vice President

III-3

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PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
NOTICE REGARDING PRESENTATION OF OUR MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
CURRENCY AND EXCHANGE RATE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
THE COMPANY
Table 1.1 FDN Deposit Inferred Mineral Resources (1)(2)(4)
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
DESCRIPTION OF COMMON SHARES
PLAN OF DISTRIBUTION
RELATIONSHIP BETWEEN THE COMPANY AND CERTAIN OF THE UNDERWRITERS
RISK FACTORS
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PRIOR SALES
MARKET FOR SECURITIES
LEGAL MATTERS
INTEREST OF EXPERTS
AUDITORS, REGISTRAR AND TRANSFER AGENT
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
AUDITORS' CONSENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBIT INDEX
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking.
  Item 2. Consent to Service of Process.
SIGNATURES
AUTHORIZED REPRESENTATIVE